Exhibit 99.1

NeoGenomics Announces New $250 Million Credit Agreement

Ft. Myers, Florida - June 27, 2019 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, today announced that the company has entered into a new $250 million five-year Senior Secured Credit Agreement (the “New Credit Agreement”) consisting of a $100 million Revolving Credit Facility, a $100 million Initial Term Loan, and a $50 million Delayed Draw Term Loan (“DDTL”) which is available for 18 months. PNC Capital Markets LLC and PNC Bank, National Association acted as lead arranger and administrative agent on the transaction, respectively.

Upon closing on June 27, 2019, NeoGenomics received the Initial Term Loan Facility principal in full along with access to the Revolving Credit Facility and utilized $100 million of proceeds to retire NeoGenomics’ prior outstanding term loan and revolving credit facility. NeoGenomics expects to utilize the remaining borrowing capacity to support inorganic growth opportunities and for general corporate purposes.

“In combination with our May secondary equity offering, our new larger credit agreement provides NeoGenomics significant flexibility to opportunistically grow through M&A and invest in other key corporate initiatives” said Sharon Virag, NeoGenomics’ Chief Financial Officer. “Our new credit agreement represents an attractive source of capital for NeoGenomics and we are very pleased with the strong support from our banking partners.”

About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Ft. Myers and Tampa, Florida; Aliso Viejo, Carlsbad and Fresno California; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; Rolle, Switzerland, and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia. For additional information about NeoGenomics, visit http://www.neogenomics.com/.

Forward Looking Statements
Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the information set forth in the “Full-Year 2019 Financial Outlook”. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, integrate its acquisition of the

Exhibit 99.1
Genoptix business and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2019, amended by a 10K/A filed with the SEC on May 8, 2019. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.
William Bonello
Chief Strategy and Corporate Development Officer
Director, Investor Relations
(239)690-4238 (w) (239)284-4314 (m)
bill.bonello@neogenomics.com

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